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TRANSCRIPT

DUK — Duke Energy to Acquire Piedmont Natural Gas

October 26, 2015 | 8:30 AM EST

October 26, 2015 — Duke Energy to Acquire Piedmont Natural Gas

CORPORATE PARTICIPANTS:

Bill Currens Duke Energy Corporation — VP of IR

Lynn Good Duke Energy Corporation — President & CEO

Tom Skains Piedmont Natural Gas — Chairman, President & CEO

Steve Young Duke Energy Corporation — EVP & CFO

CONFERENCE CALL PARTICIPANTS:

Dan Eggers Credit Suisse — Analyst

Shar Pourreza Guggenheim Partners — Analyst

Chris Turnure JPMorgan — Analyst

Julien Dumoulin-Smith UBS — Analyst

Ali Agha SunTrust Robinson Humphrey — Analyst

Maura Shaughnessy MFS — Fund Manager

Paul Ridzon KeyBanc Capital Markets — Analyst

Paul Patterson Glenrock Associates - Analyst

PRESENTATION

Operator

Good morning ladies and gentlemen and welcome to the Duke Energy conference call and Webcast. At this time, all lines are in a listen only mode and the floor will be open for questions following the presentation.

If you would like to ask a question, please press  star 1 on your telephone keypad. It is now my pleasure to introduce your host, Bill Currens, vice president, investor relations for Duke Energy. Please begin.

Bill Currens — Duke Energy Corporation — VP IR

Thank you, Joe. Good morning everyone and thank you for joining us on such short notice today. Earlier this morning, Duke Energy and Piedmont Natural Gas announced the Boards of Directors of both companies have unanimously approved, and the companies have entered into a definitive agreement whereby Duke Energy will acquire Piedmont in an all-cash transaction for $60 per share, or $4.9 billion.

This reflects an enterprise value of approximately $6.7 billion including net debt   assumed of approximately $1.8 billion. Assuming receipt of all required approvals, the companies are targeting to close the transaction by the end of 2016.

Until the transaction has closed, the companies will continue to operate as separate entities. Today’s discussion will include forward-looking information and the use of non-GAAP financial measures.

Slides two through four present the Safe Harbor statement which accompanies our presentation materials. A reconciliation of non-GAAP financial measures can be found on our Web site at Duke-energy.com, and at PiedmontNG.com, as well as in today’s materials.

Please note that both companies have supplemental disclosures on their respective Web sites they can be used in your analysis of the transaction. I am joined by Lynn Good, President and CEO of Duke Energy, along with Steve Young, Executive Vice President and Chief Financial Officer.

Additionally, Piedmont Natural Gas chairman, president, and CEO Tom Skains, is with us on the call today. As summarized on slide five, Lynn will begin with an overview of the transaction’s key terms and strategic rationale.

Then Tom will provide an overview of the rationale for Piedmont. Then Steve will close with a summary of the key financial highlights including financing assumptions as well as closing milestones and expected timeline. With that, I’ll turn the call over to Lynn.

Lynn Good — Duke Energy Corporation — President & CEO

Good morning everyone. I’m very excited to be with you this morning to discuss our announced acquisition of Piedmont Natural Gas which continues our transformation to a highly regulated utility business mix and increases our presence in natural gas infrastructure.

Piedmont is one of the premier gas LDC businesses in the US supported by attractive regulatory jurisdictions, superior customer service and strong growth prospects.

We have known and partnered with the Piedmont team over many years and have a great deal of respect for their management team, their employees and their business.

Let me provide an overview of the transaction as outlined on slide six. The $4.9 billion all-cash purchase price represents an approximate 40 percent premium to Piedmont’s closing stock price this past Friday.

We believe this premium is in line with recent transactions and is justified by the underlying strength of and inherent future growth prospects of the Piedmont business, as well as the strategic benefits of the transaction to Duke Energy.

Upon closing, an existing member of Piedmont’s senior management team will manage a new natural gas operations segment including the LDC utilities and gas infrastructure investments reporting directly to me.

The Carolinas and Tennessee gas LDC operations will continue to be run under the Piedmont brand and the operations team will be based at Piedmont’s current headquarters in Charlotte.

Under terms of the merger agreement, upon closing, we will also add one Piedmont board member to the existing Duke Energy board. We are targeting to close the transaction by the end of 2016 after the receipt of all required approvals.

Let me begin with a brief overview of Piedmont as outlined on slide seven. Similar to Duke, Piedmont has a long and well-established history of doing business in the Carolinas, starting operations in 1951.

Piedmont’s businesses include regulated natural gas local distribution companies serving a combined 1 million customers in North Carolina, South Carolina and Tennessee.

Ninety percent of Piedmont’s LDC customers are residential with the remainder mostly in the commercial class. This transaction will triple the scope of our existing natural gas LDC operations which currently serve approximately 500,000 customers in the Southwestern Ohio and Northern Kentucky regions.

After the transaction closes, Duke Energy will serve around 7.3 million electric customers and 1.5 million natural gas LDC customers. Piedmont also has ownership interest in various gas infrastructure businesses including inter- and intrastate natural gas transportation, an underground storage facility and an L&G storage facility.

These interests include a 10 percent ownership interest in the Atlantic Coast pipeline which we are also involved with. Additionally, Piedmont has a 15 percent interest in the SouthStar Energy Services, a retail natural gas marketing company serving the Eastern United States.

We see several compelling strategic benefits for Duke Energy which are summarized on slide eight. This transaction establishes a valuable natural gas infrastructure platform which will provide strong growth opportunities for years to come.

Abundant, low-cost natural gas will become an increasingly important part of the nation’s energy mix as the shift away from coal continues. Duke Energy has been a leader in the coal to gas transition of the last decade and this acquisition further solidifies our leadership for the future.

Both Duke and Piedmont have a long history of service to our customers and support for the communities in which we operate. The acquisition of Piedmont’s premiere  utility operations will improve these capabilities and enhance our ability to provide safe, reliable energy solutions along with world-class customer service.

From a financial perspective, this transaction also provides benefits for our investors. Once completed, the transaction is quickly accretive to our earnings and helps support the growth in our dividend.

I’m very excited about this transaction and the possibilities that we have in front of us. Now I’ll turn the call over to Tom to discuss the strategic rationale for Piedmont including its customers and investors.

Tom Skains — Piedmont Natural Gas — Chairman, President & CEO

Thank you, Lynn, and good morning everybody. On behalf of everyone at Piedmont Natural Gas, we’re excited about this strategic combination and look forward to joining the Duke Energy organization.

Some of you may not know that Piedmont Natural Gas was formed in 1951 from an asset sale by Duke Energy to our founding investors so it seems fitting that we announce our return to the Duke organization today.

We believe this transaction delivers compelling value to our shareholders. It creates a platform for future natural gas growth beyond Piedmont’s legacy service territories of North Carolina, South Carolina and Tennessee and Duke’s existing gas markets in Ohio and Kentucky.

This transaction consolidates our critical natural gas and power infrastructure into one company to greatly enhance customer service, safety, integrity and reliability.

We’re also combining two very strong corporate cultures dedicated to service, stewardship and economic development in the markets we serve. And finally, it provides our employees enhanced opportunities at one of the largest energy companies in the United States.

Also, we feel this transaction provides substantial benefits to Piedmont’s customers, employees, shareholders and the communities we serve. With that, I’ll turn the call over to Steve Young to talk about the financial benefits of this transaction.

Steve Young — Duke Energy Corporation — EVP & CFO

Thank you, Tom. This transaction provides significant financial benefits as outlined on slide ten. We expect the transaction to be accretive to Duke Energy’s adjusted earnings per share in the first full year after the close, or 2017.

Additionally, this transaction enhances the long-term earnings growth of Duke Energy after the transaction is closed. Piedmont has strong regulated capital growth opportunities over the next several years which, when combined with Duke’s existing growth initiatives, provides solid support to our earnings growth.

The strong regulated cash flows generated by Piedmont will enhance our objectives to sustain and grow the dividend over time. Subject to the discretion and approval of the board, we continue to target future annual dividend increases at a rate consistent with our long-term adjusted earnings per share growth targets.

The dividend will remain a key component of our overall investor value proposition. Finally, we remain fully committed to the strength of our balance sheet and expect to finance the transaction in a manner that supports our overall credit quality and maintains our strong investment grade ratings.

We have had preliminary discussions with the rating agencies to explain the rationale for the transaction. We believe the agencies understand our rationale and overall objectives for our credit profile.

Let me highlight how we plan to finance the acquisition as outlined on slide 12. Our strong balance sheet gives us the flexibility to fund the $4.9 billion cash purchase price through a combination of sources.

We will issue between $500 to $750 million in equity to fund the purchase, with the remaining purchase price to be financed through holding company debt and other potential sources of cash.

We have a fully committed bridge facility with Barclays in place to support the transaction. Moving to slide 13, let me briefly highlight the approvals we expect to need in order to close the transaction by the end of 2016.

At the federal level, we will need antitrust clearance under the Hart-Scott-Rodino Act. FERC approval is not needed. At the state level, we are required to seek commission approval in North Carolina.

We also have existing merger commitments in South Carolina requiring us to give the commission appropriate notice of the transaction. Even though commission approval is not specifically required in Tennessee, we will work to ensure the commission fully understands the transaction and its benefit to customers in the state. We expect to begin making our initial regulatory filings in the fourth quarter. Additionally, the transaction will require Piedmont shareholder approval. The transaction does not require Duke Energy shareholder approval. Now let me turn it over to Lynn for closing comments.

Lynn Good — Duke Energy Corporation — President & CEO

In closing, the transaction with Piedmont has strong strategic and financial rationale providing Duke with more exposure in natural gas infrastructure and strong benefits for customers, communities and investors.

We’re acquiring a strong well-run business that has deep roots and a customer focus in our core Carolinas jurisdictions. I believe this transaction provides great strategic opportunities for Duke including the ability to expand our presence and capabilities to serve customers here in the Carolinas.

I look forward to welcoming Tom and his exceptional team to the Duke family. At this point, we’ll take questions.

QUESTION AND ANSWER

Operator

(Operator Instructions) Our first question is from Dan Eggers of Credit Suisse.

Dan Eggers — Credit Suisse

Hey, good morning. So admittedly, I may not be as familiar with Piedmont as maybe I should before this morning, but can you just walk through a little bit, you know, you talk about this being, you know, beneficial to growth and supporting the dividend.

What kind of capex opportunities do you see for the Piedmont business relative to what they’re spending in ‘16 and ‘17 from the slides? Is there an acceleration of capital you see being deployed or some other motivations that add to the accretion aspect?

Lynn Good — Duke Energy Corporation — President & CEO

Dan, we believe Piedmont has not only a great set of growth opportunities based on their financial plans, but we see opportunities with the establishment of the platform to expand capital deployment.

I think infrastructure investment around natural gas is going to become increasingly important over time. And as we look at our ongoing conversion from coal to gas, we believe that infrastructure will be important in the Carolinas as well.

Dan Eggers — Credit Suisse

So above and beyond what you guys have already announced in the pipeline activities, you think there is going to be another layer of big pipelines coming in or is it more localized infrastructure needs?

Lynn Good — Duke Energy Corporation — President & CEO

I would say more localized, is what I was referencing in those comments, Dan, but I would expand that to say, as we look at putting a pipeline — or a gas platform together, and we look at the market position that Duke will have, not only the Carolinas but in the Midwest, we believe there will be additional opportunities to build on that and find additional infrastructure investments that will complement the business that we’ve put together.

Dan Eggers — Credit Suisse

Okay, and I guess, when you think about, the multiple being paid it’s quite a bit higher than where you guys were trading today, to get to accretion, how much synergy benefits are embedded in that expectation, to be retained by the ongoing organization to help fill in the earnings needs?

Lynn Good — Duke Energy Corporation — President & CEO

Synergies were not a part of our upfront analysis on this transaction but I believe, as you know, we have demonstrated a great ability over time to successfully integrate businesses. And we do so in a way that serves customers and investors well and that will be our objective with this transaction.

Dan Eggers — Credit Suisse

Okay, so to get to your accretion numbers, there’re no synergies involved? This is all just the straight math of Piedmont’s base earnings contributions less what you guys pay for?

Lynn Good — Duke Energy Corporation — President & CEO

That’s correct.

Dan Eggers — Credit Suisse

Okay, thank you.

Operator

Our next question comes from Shar Pourreza of Guggenheim Partners.

Shar Pourreza — Guggenheim Partners

Good morning.  Steve, can you just touch on sort of the growth trajectory and maybe just elaborate what you mean by ‘enhances your growth trajectory’? Is that sort of supportive of the 4 percent to 6 percent growth or incremental?

Steve Young — Duke Energy Corporation — EVP & CFO

Well, what I want to say initially here is that Piedmont has an excellent growth profile. Their EBITDA has been growing at 9 percent. Their rate base is growing at 9 percent. So it will enhance our growth targets wherever they’re at. When we’re speaking about specifics regarding the 4 percent to 6 percent, I think we’re starting to move into guidance and we’ll talk more about that in a week or so.

Shar Pourreza — Guggenheim Partners

Got it. I know it’s a little bit preliminary, but is there any update on the timing of the equity?

Lynn Good — Duke Energy Corporation — President & CEO

We intend to structure the initial equity in a forward and then, finalize the specifics of the financing over the approval period of the transaction.

Shar Pourreza — Guggenheim Partners

Got it. And then just one last question. Did this transaction at all impact Piedmont’s recent IMR settlement in North Carolina, if there’s a potential for a rate freeze?

Tom Skains — Piedmont Natural Gas — Chairman, President & CEO

This is Tom Skains. This transaction has no impact on our pending IMR settlement that we filed with the North Carolina Utilities Commission with the public staff. That settlement is now pending before the Commission for action and for approval and is independent of this merger agreement.

Shar Pourreza — Guggenheim Partners

Excellent. Congrats on the deal.

Operator

Our next question is from Chris Turnure of JPMorgan.

Chris Turnure — JPMorgan

Good morning, Lynn and Tom and Steve. Congrats on the deal.  I wanted to get a little bit more color on the financing on the equity side for Duke. I respect that you guys don’t want to talk about timing there, but could you maybe give us some color on any flexibility you might have? It seems like a pretty small amount of equity to issue for a deal of this size. You know, how have your conversations gone with rating agencies so far? Are there any things that could be in your future in terms of asset sales to help offset the need for equity here?

Steve Young — Duke Energy Corporation — EVP & CFO

Let me give a little color to the financing. As we said, we are looking at an initial equity amount of about $500 million to $750 million. We will do that fairly quickly. The rest of the transaction we’ll have some time to work on but it will be a mix of holding company debt and cash from other sources.

And some examples of sources of cash we have are the CR3 securitization, which should be finalized in 2016, once the Florida balance sheet, the operating company is recapitalized, we would expect a dividend to the parent in the neighborhood of $650 million.

We have work structures for our international business that allow us to take back roughly $300 million a year, so between those two next year, we’d have potentially $1 billion in sources of funds. So, those are the types of levers we’ll be looking at as we go forward.

Chris Turnure — JPMorgan

Okay and then in terms of the repatriation of international cash that, $300 million that you mentioned for next year, is kind of your baseline number that you contemplated in your math here, there’s no acceleration of some of the other cash that you were going to bring back over time.

Steve Young — Duke Energy Corporation — EVP & CFO

No, that’s kind of a baseline ongoing number that we’ve looked at. We brought $1.2 billion earlier this year.

Chris Turnure — JPMorgan

Okay and then could you guys just remind us of the timeframe in North Carolina for regulatory approval there? Is there a statutory requirement and how are you guys thinking about that?

Lynn Good — Duke Energy Corporation — President & CEO

Chris, we intend to file as quickly as we can and I think in terms of statutory timeline, you know, we have a schedule laid out in the deck. We believe that the outside would be a year but we intend to move as quickly as we can to get through the approval process.

Chris Turnure — JPMorgan

Okay, great, thanks very much.

Operator

Our next question is coming from Julien Dumoulin-Smith of UBS.

Julien Dumoulin-Smith — UBS

Hi, good morning, can you hear me?  First question, just focusing back on the FFO metrics, could you elaborate? In your preliminary conversations, what kind of metrics are you talking about achieving pro-forma for the transaction and what is the feedback in terms of where you stand within your current ratings band?

Lynn Good — Duke Energy Corporation — President & CEO

Julien, we’ve had some preliminary discussions with the rating agencies and intend to continue those discussions in the near term. We are committed to our ratings.  I believe we’ve demonstrated commitment to the ratings over a very long period of time. Our initial equity sizing is consistent with that demonstration and then as Steve indicated just a moment ago, we think we have opportunities to continue to develop a very credible balance sheet plan as well as a plan for investors as this transaction moves through approval.

Julien Dumoulin-Smith — UBS

Got it but just to clarify if you will, the final capital structures effectively what you will be doing by the time the deal closes, there isn’t any subsequent issuances contemplated to drive you towards the specific FFO metric over a multiyear period, correct?

Lynn Good — Duke Energy Corporation — President & CEO

That’s a mouthful, Julien,

Steve Young — Duke Energy Corporation — EVP & CFO

I think that’s generally correct. Again, we’ve got an equity amount that we are putting forward and we can defend our credit ratings with that and our other plans as I discussed a mix of holding company debt and those other sources.  We think that will be supportable.  But we’ve got time and flexibility before close here, so we will continue to work with the rating agencies and continue the dialog. We’ve just had preliminary discussions but we feel confident about our abilities to deal with this transaction and defend our credit ratings.

Julien Dumoulin-Smith — UBS

And just to follow up a little bit on a prior question here, in terms of prospective future growth opportunity, does this impact the Atlantic Coast  Pipeline at all in any way or any adjacent pipeline?

Lynn Good — Duke Energy Corporation — President & CEO

So we are both partners in the pipeline, Julien, as you know and in the early stage of this transaction we will be working with our partners for them to have an understanding of this transaction. You know, that’s an important investment for both companies and we’re moving through the approval process with the FERC, with construction to follow, so that project is on track.

Julien Dumoulin-Smith — UBS

Great, well thank you very much.

Lynn Good — Duke Energy Corporation — President & CEO

Thanks Julien.

Steve Young — Duke Energy Corporation — EVP & CFO

Thank you.

Operator

Our next question has come from Ali Agha of SunTrust.

Ali Agha - SunTrust

Good morning, Lynn, coming back to sort of the strategic rationale here on the transaction, is it fair to say, when you were looking at the 4-6 percent growth, which has been the Duke target, that the weakness in international was kind of causing that number to be harder to achieve and this is a way to get back on track. Is that a decent or an accurate interpretation of how this transaction came about?

Lynn Good — Duke Energy Corporation — President & CEO

Let me talk about  that in two parts. I think as we look at the platform of Duke and the portfolio and we think about the increasing importance of natural gas and natural gas infrastructure, not only to meet the needs of customers directly but to support generation of electricity, we believe that that is a platform that we would like to expand within Duke and you’ve seen us do that with initial investments in Atlantic Coast pipeline and in Sable Trail. So, you should think about this acquisition as being consistent with our belief that natural gas should be an increasing part of the Duke portfolio.

International is something that we’ve talked a lot about. We will talk more about it on the third quarter call next week. There’s no question that it’s been a challenging year, and you know, much like we’re talking about adding gas to our portfolio, we will continue to monitor the performance of all aspects of our portfolio in order to position the company best over the long-term for growth.

So I’d like to focus our call today on the Piedmont acquisition and we will give you a good update on international next week in the third quarter call.

Ali Agha - SunTrust

Okay and then secondly, I guess to you Steve, or you Lynn, I mean as you looked at the accretion from this transaction, you know, straight up front, I think I’m hearing you say you don’t really need synergies to get there. Can you at least tell us what kind of cost of debt is assumed as you run through the math here for accretion?

Steve Young — Duke Energy Corporation — EVP & CFO

Well I think, you know, typically when you look at longer term debt, you are in the neighborhood of, it depends on the tranches and so forth, but you might be in the neighborhood of 4 percent.

Ali Agha - SunTrust

Okay, okay, and Lynn lastly back to you, as you’re looking at additional opportunities for the future of Duke, should we look at this size transaction as currently a one off? And obviously you’ll focus on getting this to work, but are you open to similar, other transactions if the opportunities are there in front of you?

Lynn Good — Duke Energy Corporation — President & CEO

You know, Ali, we are focused on this one, you know, it’s important for us to approval as quickly as we can. We thought this and we believe this is an extraordinary opportunity for our company, for our investors, customers, etc. I think we’ve seen a lot of M&A activity in the industry. I suspect that will continue because of the business case of capital but our focus is on this transaction at this time.

Ali Agha - SunTrust

Thank you.

Operator

Thank you, our next question has come from Maura Shaughnessy of MFS.

Maura Shaughnessy - MFS

So, it’s an interesting period of time, certainly the natural gas infrastructure I understand that and yet we’re looking, you know, at the AMZ, the MLPs, all these natural gas infrastructure and these potential pipeline of pipelines, so to speak, have been destroyed in the marketplace.

I think the AMZ is down over 50 percent just in the past year, year over year, and yet — and so you would think there might be some value there and then you are paying close to 30 times consensus, 17 earnings and close to four times book value for Piedmont and it’s, you know, and I guess the earnings accretion, given the cheap debt, but it’s quite a head scratcher for me when, you know, certainly the evolution of gas infrastructure is still very positive, especially in your neck of the woods and up in the northeast, Mid-Atlantic, and yet they’re wrapped in these vehicles that everyone’s despised, but I would have thought there might be some value there, you might not have been able to lever up on the acquisition as you can on this one, but certainly, strategically it seems like it would have made a lot more sense. So, please tell me I’m wrong, you know. I’m looking at what’s happened in the marketplace and trying to find where there’s value and where there isn’t.

Lynn Good — Duke Energy Corporation — President & CEO

Maura, I appreciate those comments and I think you noted that you understand the strategic approach that we are trying to pursue here and adding more gas infrastructure to Duke. We see this as a step in that direction and that the combination will better position the company to pursue valuable additions to the platform going forward. And so, this is in our backyard. There’s a strategic value to us sitting here in the Carolinas and we believe this creates a platform for future expansion.

Maura Shaughnessy - MFS

But you get my bid ask comment just in terms of the value, how, depending on the vehicle in which this gas infrastructure is in at the moment, one has been smoked in the market and one has done very well and thus the spread in valuation. I’m still trying — yeah, I get the part within the state but yeah I don’t know, it’s — I’m trying to just figure it out. I’m trying to understand why the MLPs are all going to zero as well. So, I guess someone doesn’t like gas infrastructure businesses out there — but at any rate, okay, well thank you.

Lynn Good — Duke Energy Corporation — President & CEO

Well, I appreciate your comments, Maura. We can talk further. As we look at this transaction as an opportunity to add to the portfolio at Duke, we thought it was a strategic one and obviously took advantage of that opportunity and look forward to delivering great returns to our investors not only through the dividend but through growth. So, that’s our commitment and expectation.

Maura Shaughnessy - MFS

Okay, great, thank you.

Lynn Good — Duke Energy Corporation — President & CEO

Thank you.

Operator

Our next question comes from Jim von Riesemann of Mizuho.

Jim von Riesemann — Mizuho

Good morning, everyone. I have a couple of mechanical questions if you don’t mind. Can we talk a little bit about shareholder vote, whether it’s simple or super majority and the timing of that, if there’s a breakup fee, and then lastly which is the longest, probably the longest answer, can you talk about the process, how this came about and if there were other competitors there?

Lynn Good — Duke Energy Corporation — President & CEO

Tom, do you want to talk about shareholder approval?

Tom Skains — Piedmont Natural Gas — Chairman, President & CEO

Yes, and I’ll start with your last question first. We are not permitted to talk about the process in which this came about. That will be addressed in our proxy solicitation filings and I can’t front run that so we will let that play out in normal course.

We will, of course, be submitting a proxy solicitation to our shareholders for shareholder vote on this matter. The voting threshold is the majority of outstanding shares and we intend to pursue that with all  dispatch so I would expect there would be a preliminary proxy filing reviewed and then the final proxy submitted for shareholder vote in due course.

Jim von Riesemann — Mizuho

And then what about a break-up fee, is that all part of the — what you would term, you know, front-running the proxy itself?

Lynn Good — Duke Energy Corporation — President & CEO

So the break-up fee, Jim, will be disclosed in the proxy consistent with market transactions.

Jim von Riesemann — Mizuho

Okay thank you.

Lynn Good — Duke Energy Corporation — President & CEO

Thank you.

Operator

Our next question comes from Paul Ridzon of KeyBanc

Paul Ridzon — KeyBanc

Have you put any hedges in place just to protect against  rising interest rates?

Lynn Good — Duke Energy Corporation — President & CEO

We have not.

Steve Young — Duke Energy Corporation — EVP & CFO

No, we have not.

Paul Ridzon — KeyBanc

Is that something you’ll look at before, you know,  we get a little further down the road?

Lynn Good — Duke Energy Corporation — President & CEO

Yes, you know, I would think of that Paul as, you know, part of us preparing for a regulatory approval process to ultimately finance the transaction, so those decisions will be evaluated as we go.

Paul Ridzon — KeyBanc

And just to clarify, you said you’ve got accretion without putting any synergy numbers in your model?

Lynn Good — Duke Energy Corporation — President & CEO

That is correct.

Steve Young — Duke Energy Corporation — EVP & CFO

That is correct.

Paul Ridzon — KeyBanc

Thank you very much.

Operator

Our last question comes from Paul Patterson of Glenrock Associates.

Paul Patterson — Glenrock Associates

Just in general, in terms of purchase accounting, we’re not assuming much of a write up in tangible book value, is that correct?

Steve Young — Duke Energy Corporation — EVP & CFO

That’s correct. The vast majority of Piedmont’s assets are regulated and therefore carry forward at historical book value.

Paul Patterson — Glenrock Associates

Okay and then in terms of the amount of leverage that you guys are using and just what we’ve seen in terms of other transactions, is there any thought about perhaps increasing the amount of leverage at the parent level, just in general? I mean, it would seem to make sense like just sort of financially speaking if more leverage could be used in general at Duke, regardless of this merger in particular if you follow me?

Steve Young — Duke Energy Corporation — EVP & CFO

We look at our balance sheet as a whole and our intent is to maintain a strong balance sheet and obviously at the appropriate credit ratings, Paul, so we have a lot of capital that’s moving in and out and a lot of moving parts, so we’ll look holistically at our holding company balance sheet and keep it at the appropriate level. That’s the way we view the holding company metrics.

Paul Patterson — Glenrock Associates

Okay the rest of my questions have been answered. Thanks so much.

Operator

Thank you, this concludes the Q&A portion of today’s call. I’d like to turn it back to Lynn Good for any closing or final remarks.

Lynn Good — Duke Energy Corporation — President & CEO

So thank you everyone for joining this morning, and for your interest and investment in Duke Energy. We look forward to making the transaction with Piedmont a win-win for our customers, communities, employees and of course our investors and we will keep you updated as we move through this important approval process.

I wanted to remind you that our third quarter earnings call will occur next week and look forward to seeing many of you at EEI in the week following. Thanks again for joining us.

Operator

Ladies and gentlemen, we would now like to thank you for your participation. You may now disconnect and have a wonderful day.

END

Cautionary statements regarding forward-looking information

This document includes forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Forward-looking statements are based on management’s beliefs and assumptions. These forward-looking statements are identified by terms and phrases such as “anticipate,” “believe,” “intend,” “estimate,” “expect,” “continue,” “should,” “could,” “may,” “plan,” “project,” “predict,” “will,” “potential,” “forecast,” “target,” “guidance,” “outlook,” and similar expressions. Forward-looking statements involve risks and uncertainties that may cause actual results to be materially different from the results predicted. Such forward-looking statements include, but are not limited to, statements about the benefits of the proposed merger involving Duke Energy or Piedmont, including future financial and operating results, Duke Energy’s or Piedmont’s plans, objectives, expectations and intentions, the expected timing of completion of the transaction, and other statements that are not historical facts. Important factors that could cause actual results to differ materially from those indicated by such forward-looking statements include risks and uncertainties relating to: the ability to obtain the requisite approvals of Piedmont’s shareholders; the risk that Duke Energy or Piedmont may be unable to obtain governmental and regulatory approvals required for the merger, or that required governmental and regulatory approvals may delay the merger or result in the imposition of conditions that could cause the parties to abandon the merger; the risk that a condition to closing of the merger may not be satisfied; the timing to consummate the proposed merger; the risk that the businesses will not be integrated successfully; the risk that the cost savings and any other synergies from the transaction may not be fully realized or may take longer to realize than expected; disruption from the transaction making it more difficult to maintain relationships with customers, employees or suppliers; the diversion of management time on merger-related issues; and the effect of changes in governmental regulations. Additional risks and uncertainties are identified and discussed in Duke Energy’s and Piedmont’s and their respective subsidiaries’ reports filed with the SEC and available at the SEC’s website at www.sec.gov. In light of these risks, uncertainties and assumptions, the events described in the forward-looking statements might not occur or might occur to a different extent or at a different time than described. Neither Duke Energy nor Piedmont undertakes any obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

Additional information and where to find it

This communication may be deemed to be solicitation material in respect of the merger of Piedmont Natural Gas into Duke Energy. In connection with the merger, Piedmont Natural Gas intends to file relevant materials with the SEC, including a proxy statement in preliminary and definitive form.  INVESTORS OF PIEDMONT NATURAL GAS ARE URGED TO READ THE DEFINITIVE PROXY STATEMENT AND OTHER RELEVANT DOCUMENTS CAREFULLY AND IN THEIR ENTIRETY WHEN THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION ABOUT PIEDMONT NATURAL GAS AND THE MERGER. Investors may obtain a free copy of these materials (when they are available) and other documents filed by Piedmont Natural Gas with the SEC at the SEC’s website at www.sec.gov, at Piedmont Natural Gas’ website at www.piedmontng.com  or by sending a written request to Piedmont Natural Gas company, Inc. at Piedmont Natural Gas Company, Inc., Corporate Secretary, 4720 Piedmont Row Drive Charlotte, North Carolina, 28210.  Security holders may also read and copy any reports, statements and other information filed by Piedmont Natural Gas with the SEC, at the SEC public reference room at 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 or visit the SEC’s website for further information on its public reference room.

Participants in the solicitation

Duke Energy, Piedmont Natural Gas and certain of their respective directors, executive officers and other persons may be deemed to be participants in the solicitation of proxies in respect of the transaction. Information regarding Duke Energy’s directors and executive officers is available in Duke Energy’s proxy statement filed with the SEC on March 26, 2015 in connection with its 2015 annual meeting of stockholders, and information regarding Piedmont Natural Gas’ directors and executive officers is available in Piedmont Natural Gas’ proxy statement filed with the SEC on January 16, 2015 in connection with its 2015 annual meeting of shareholders. Other information regarding persons who may be deemed participants in the proxy solicitation and a description of their direct and indirect interests, by security holdings or otherwise, will be contained in the proxy statement and other relevant materials to be filed with the SEC when they become available.